FREE WRITING PROSPECTUS Dated May 5, 2009	Filed Pursuant to Rule 433 Registration No. 333-157910

$500mm  HDMOT 09-1(Autos) TALF Eligible

Leads: JPM/Citi/DB/RBS	**ALL POT**

CL	SIZE	WAL	M/S	PWIN	LGL	BENCH Px	%	Coup	$
A-1	$111.000	0.32	A1+/P-1	06/09-12/09	05/10	IL +30	1.48890	1.48890	100.00
A-2	153.000	0.99	Aaa/AAA	12/09-10/10	05/12	EDSF +150	2.5390	2.52	99.99443
A-3	176.000	1.95	Aaa/AAA	10/10-11/11	11/13	EDSF +175	3.2120	3.19	99.99861
A-4	60.000	2.77	Aaa/AAA	11/11-05/12	01/17	Swaps +275	4.600	4.55	99.98295

• PRICING SPEED:  1.5ABS     OPTIONAL CLEAN-UP CALL: 10%

• ERISA ELIGIBLE?: Yes.  ALL NOTES ARE FIXED RATE.

• TALF ELIGIBLE?:    Yes    HAIRCUTS: A2: 7%, A3: 8%, A4: 9%

• EXPECTED PRICE:  TUES MAY 5 @ 12PM   EXPECTED SETTLE: TUES MAY 12

• BILL & DELIVER:  JPMorgan

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, the issuer, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 669-7629 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.  Any disclaimer below is not applicable and should be disregarded.